Exhibit 10.10

Executive Employment Agreement

This employment agreement (the “Agreement”) is made and entered into as of June 30, 2003, by and between Whitney Education Group, Inc. a Florida Corporation (the “Company”), and Ched Miller, (the “Employee”).

Recitals

A. Prior to the date of this Agreement, Employee has held the positions of Vice President of Finance of the Company.

B. The Company desires to employ the Employee from the date set forth above (the “Effective Date”) until expiration of the term of this Agreement, and Employee is willing to be employed by Company during that period, on the terms and subject to the conditions set forth in this Agreement.

In consideration of the mutual covenants and promises of the parties, the Company and Employee covenant and agree as follows:

1.	Duties

During the term of this Agreement, Employee will be employed by the Company to serve as Vice President of Finance of the Company. The Employee will devote such amount of business time to the conduct of the business of the Company as may be reasonably required to effectively discharge Employee’s duties under this Agreement and, subject to the supervision and direction of the Company’s Board of Directors (the “Board”), will perform those duties and have such authority and powers as are customarily associated with the offices of a Vice President of Finance of a Public company engaged in a business that is similar to the business of the Company, including (without limitation) (a) the authority to direct and manage the day-to-day financial operations and affairs of the Company, (b) the authority to hire and discharge employees of the Company, and (c) all other authority and powers exercised by the Employee prior to the Effective Date as Vice President of Finance of the Company; provided, however, that Employee will not be required to perform services for any affiliate of the Company and will not be required to accept any other offices with the Company without Employee’s consent. Unless the parties agree otherwise in writing, during the term of this Agreement, Employee will not be required to perform services under this Agreement other than at Company’s principal place of business in Cape Coral, Florida: provided, however, that Company will, from time to time, require Employee to travel temporarily to other locations on the Company’s business as necessary to fulfill the Employees obligations as Vice President of Finance. Notwithstanding the foregoing, nothing in this Agreement is to be construed as prohibiting Employee from continuing to serve as a director, officer or member of various professional, charitable and civic organizations in the same manner as immediately prior to the execution of this Agreement.

2.	Term of Employment

This agreement shall commence on January 1, 2003 and continue for an initial period of five (5) years, wherein it shall automatically renew annually and continue year to year unless terminated by either party.

2.1	Definitions

For purposes of this Agreement the following terms have the following meanings:

(a) “Termination for Cause” means termination by Company of Employee’s employment (i) by reason of Employee’s willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to, the Company, (ii) by reason of Employee’s material breach of this Agreement or (iii) by reason of Employee’s gross negligence or intentional misconduct with respect to the performance of Employee’s duties under this Agreement; provided, however, that no such termination will be deemed to be a Termination for Cause unless the Company has provided Employee with written notice of what it reasonably believes are the grounds for any Termination for Cause and Employee fails to take appropriate remedial actions during the 30day period following receipt of such written notice.

(b) “Termination Other than For Cause” means termination by the Company of Employee’s employment by the Company for reasons other than those which constitute Termination for Cause.

(c) “Voluntary Termination” means termination by the Employee of the Employee’s employment with the Company, excluding termination by reason of Employee’s death or disability as described in Sections 2.5 and 2.6.

2.2	Basic Term

The term of employment of Employee by the Company will commence on the Effective Date and will extend through the initial period ending on December 31, 2007.

2.3	Termination for Cause

Termination for Cause may be effected by Company at any time during the term of this Agreement and may be effected by written notification to Employee; provided, however, that no Termination for Cause will be effective unless Employee has been provided with the prior written notice and opportunity for remedial action described in Section 2.1. Upon Termination for Cause, Employee is to be immediately paid all accrued salary, incentive compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits, which will be paid in accordance with the applicable plan), and accrued vacation pay, all to the date of termination, but Employee will not be paid any severance compensation.

2.4	Termination Other Than for Cause

Notwithstanding anything else in this Agreement, Company may effect a Termination Other Than for Cause at any time upon giving notice to Employee of such Termination Other Than for Cause. Upon any Termination Other Than for Cause, Employee will immediately be paid all accrued salary, all incentive compensation to the extent earned, severance compensation as provided in Section 4, vested deferred compensation (other than pension plan or profit sharing plan benefits, which will be paid in accordance with the applicable plan), and accrued vacation pay, all to the date of termination.

2.5	Termination Due to Disability

In the event that, during the term of this Agreement, Employee should, in the reasonable judgment of the Board, fail to perform Employee’s duties under this Agreement because of illness or physical or mental incapacity (“Disability”), and such Disability continues for a period of more than 3 consecutive months, Company will have the right to terminate Employee’s employment under this Agreement by written notification to Employee and payment to Employee of all accrued salary and incentive compensation to the extent earned, severance compensation as provided in Section 4, vested deferred compensation (other than pension plan or profit sharing plan benefits, which will be paid in accordance with the applicable plan), and all accrued vacation pay, all to the date of termination. Any determination by the Board with respect to Employee’s Disability must be based on a determination of competent medical authority or authorities, a copy of which determination must be delivered to the Employee at the time it is delivered to the Board. In the event the Employee disagrees with the determination described in the previous sentence, Employee will have the right to submit to the Board a determination by a competent medical authority or authorities of Employee’s own choosing to the effect that the aforesaid determination is incorrect and that Employee is capable of performing Employee’s duties under this Agreement. If, upon receipt of such determination, the Board wishes to continue to seek to terminate this Agreement under the provisions of this section, the parties will submit the issue of Employee’s Disability to arbitration in accordance with the provisions of this Agreement.

2.6	Death

In the event of Employee’s death during the term of this Agreement, Employee’s employment is to be deemed to have terminated as of the last day of the month during which Employee’s death occurred, and Company will pay to Employee’s estate accrued salary, incentive compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits, which will be paid in accordance with the applicable plan), and accrued vacation pay, all to the date of termination.

2.7	Voluntary Termination

In the event of a Voluntary Termination, Company will immediately pay to Employee all accrued salary, all incentive compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits, which will be paid in accordance with the applicable plan), and accrued vacation pay, all to the date of termination, but Employee will not be paid any severance compensation.

2.8	Effect of Termination on Option Agreement

Notwithstanding anything to the contrary contained in this Agreement, any termination of Employee’s employment by the Company will have no effect on Employee’s rights under that certain Qualified and Nonqualified Stock Option Plans for which options may have been granted to Employee pursuant to the Company’s Employee-Shareholder Stock Option Plan, which agreement was entered into between the Employee and the Company as of August 31, 1998 (the “Option Agreement”).

3.	Salary, Benefits and Other Compensation

3.1	Base Salary

As payment for the services to be rendered by Employee as provided in Section 1 and subject to the terms and conditions of Section 2, Company agrees to pay to Employee a “Base Salary,” payable bi-weekly. The Base Salary payable to Employee under this Section will initially be $ 120,000. Employee will be entitled to regular salary reviews and raises during the term of this Agreement in the same general manner as other officers of the Company; provided, however, that Employee may entitled to receive a minimum annual increase in Employee’s Base Salary.

3.2	Incentive Bonus Plans

During the term of his employment under this Agreement, the Employee will be eligible to participate in all bonus and incentive plans established by the Board including, without limitation, the Company’s 2003 Management Bonus Plan.

3.3	Benefit Plans

During the term of Employee’s employment under this Agreement, the Employee is to be eligible to participate in all employee benefit plans to the extent maintained by the Company, including (without limitation) any life, disability, health, accident and other insurance programs, paid vacations, and similar plans or programs, subject in each case to the generally applicable terms and conditions of the plan or program in question and to the determinations of any committee administering such plan or program. On termination of the Employee for any reason, the Employee will retain all of Employee’s rights to benefits that have vested under such plan, but the Employee’s rights to participate in those plans will cease on the Employee’s termination unless the termination is a Termination Other Than for Cause, in which case Employee’s rights of participation will continue for a period of one (1) year following Employee’s termination unless this provision is in conflict with the terms of any of the plans.

3.4	Withholding of Taxes

The Employee understands that the services to be rendered by Employee under this Agreement will cause the Employee to recognize taxable income, which is considered under the Internal Revenue Code of 1986, as amended, and applicable regulations thereunder as compensation income subject to the withholding of income tax (and Social Security or other employment taxes). The Employee hereby consents to the withholding of such taxes as are required by the Company.

3.5	Vacation

During the term of this Agreement, Employee will be entitled to paid vacation time per year according to the company’s employee policy manual.

3.6	Expenses

During the term of this Agreement, Company will reimburse Employee for Employee’s reasonable out-of-pocket expenses incurred in connection with Company’s business, including travel expenses, food, and lodging while away from home, subject to such policies as Company may from time to time reasonably establish for its employees.

3.7	Life Insurance

During the term of Employee’s employment, the Company will pay up to a $100,000 term insurance policy, in the form designated by Employee and approved by the Company’s Board of Directors, covering the life of Employee and with proceeds payable to such beneficiaries as Employee designates. The foregoing is to be in addition to, and not in place of, any rights to which Employee’s estate may be entitled under this Agreement on Employee’s death. Upon any termination of Employee’s employment, the aforementioned insurance policy will be assigned to the Employee and Employee will assume responsibility for all premium payments with respect the insurance policy; provided, however, that in the event that Employee’s termination is as a result of a Termination Other Than for Cause, then the Company will continue to pay for premiums for the insurance policy for a period of one (1) year from the date of Employee’s termination.

4.	Severance Compensation

4.1	Termination Other Than for Cause; Payment in Lieu of Notice

In the event Employee’s employment is terminated in a Termination Other Than for Cause, Employee will be paid as severance pay Employee’s Base Salary for the period commencing on the date that Employee’s employment is terminated and ending on the date which is three months thereafter, on the dates specified in Section 3.1 for payment of Employee’s Base Salary.

4.2	Termination for Disability

In the event Employee’s employment is terminated because of Employee’s disability pursuant to Section 2.5, Employee will be paid as severance pay Employee’s Base Salary for the period commencing on the date that Employee’s employment is terminated and ending on the date which is 3 months thereafter, on the dates specified in Section 3.1 for payment of Employee’s Base Salary.

4.3	Other Termination

In the event of a Voluntary Termination, Termination for Cause or Death, Employee or Employee’s estate will not be entitled to any severance pay.

5.	Confidentiality and Noncompetition and Assignment of Inventions.

The employee has signed the standard company non-disclosure and non-compete documents and such document becomes part and parcel of this agreement and is incorporated herein, and appears as Schedule A to this agreement.

7.	Miscellaneous

7.1	Waiver

The waiver of any breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach of the same or other provision of this Agreement.

7.2	Entire Agreement; Modification

Except as otherwise provided in the Agreement and in the Option Agreement, this Agreement represents the entire understanding among the parties with respect to the subject matter of this Agreement, and this Agreement supersedes any and all prior understandings, agreements, plans, and negotiations, whether written or oral, with respect to the subject matter hereof, including without limitation, any understandings, agreements, or obligations respecting any past or future compensation, bonuses, reimbursements, or other payments to Employee from Company. All modifications to the Agreement must be in writing and signed by the party against whom enforcement of such modification is sought.

7.3	Notice

All notices and other communications under this Agreement must be in writing and must be given by personal delivery, telecopier or telegram, or first class mail, certified or registered with return receipt requested, and will be deemed to have been duly given upon receipt if personally delivered, four days after mailing, if mailed, or two hours after transmission, if delivered by telecopies or telegram, to the respective persons named below:

If to Company:	Whitney Information Network, Inc.
1612 E. Cape Coral Parkway
Cape Coral, Florida 33904
Attn: Ronald S. Simon

If to Employee:	Ched Miller
9941 Cypress Lake Dr.
Fort Myers, FL 33919

Any party may change such party’s address for notices by notice duly given pursuant to this Section.

7.4	Headings

The Section headings of this Agreement are intended for reference and may not by themselves determine the construction or interpretation of this Agreement.

7.5	Governing Law

This Agreement is to be governed by and construed in accordance with the laws of the State of Florida applicable to contracts entered into and wholly to be performed within the State of Florida by Florida residents. Venue will be in Lee, Broward, Dade or Palm Beach counties at the sole discretion of the Company.

7.6	Survival of Company’s Obligations

This Agreement will be binding on, and inure to the benefit of, the executors, administrators, heirs, successors, and assigns of the parties; provided, however, that except as expressly provided in this Agreement, this Agreement may not be assigned either by Company or by Employee.

7.7	Counterparts

N/A

7.8	Withholdings

All sums payable to Employee under this Agreement will be reduced by all federal, state, local, and other withholdings and similar taxes and payments required by applicable law.

7.9	Enforcement

If any portion of this Agreement is determined to be invalid or unenforceable, that portion of this Agreement will be adjusted, rather than voided, to achieve the intent of the parties under this Agreement.

7.10	Indemnification

The Company agrees that it will indemnify and hold the Employee harmless to the fullest extent permitted by applicable law from and against any loss, cost, expense or liability resulting from or by reason of the fact of the Employee’s employment hereunder, whether as an officer, employee, agent, fiduciary, director or other official of the Company, except to the extent of any expenses, costs, judgments, fines or settlement amounts which result from conduct which is determined by a court of competent jurisdiction to be knowingly fraudulent or deliberately dishonest or to constitute some other type of willful misconduct.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

WHITENY INFORMATION NETWORK, INC. By Ronald S. Simon, Exec. V.P.

EMPLOYEE

Russell A. Whitney

CONFIDENTIALITY, NON-COMPETE

AND NON-SOLICITATION AGREEMENT

(EMPLOYEE)

THIS CONFIDENTIALITY, NON-COMPETE AND NON-SOLICITATION AGREEMENT is made and entered into as of this          day of             , 20        , by and between Whitney Education Group, Inc., its parent, subsidiaries, affiliates, successors and assigns (hereinafter referred to as “the Company”), and                                                                                       , having an address of                                                                               (hereinafter referred to as “Employee”).

WHEREAS, the Company is engaged in the business of teaching real estate investing principles, small business development and management principles, financial markets trading principles, strategies and applications, national and international finance investment, asset protection strategies, and the production and delivery of live seminars and home study courses in a variety of disciplines; and

WHEREAS, you are presently an employee of the Company or are desirous of becoming an employee of the Company; and

WHEREAS, the Company is desirous of engaging your services as an Employee or of allowing you to continue your current position as an employee of the Company, subject to your agreement to the terms, provisions and conditions set forth herein;

NOW THEREFORE, in consideration of the Company engaging your services as an Employee or of allowing you to continue as an Employee of the Company in your current position, and for other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, it is hereby agreed that:

1. Recitals. The foregoing recitals are true and correct, including the recital of consideration.

2. Proprietary Rights. Employee agrees that all Work Product, as hereinafter defined, created solely or jointly by Employee, arising from or related to any services performed by Employee for or on behalf of the Company, or in the course Employee’s performance of Employee’s duties as an employee of the Company, or previously performed by Employee for or on behalf of the Company, or previously conceived in anticipation of the services to be performed in regard to the Company’s engagement of Employee, shall be deemed “work made for hire” and shall be the sole and exclusive property of the Company. Employee shall execute all such assignments, oaths,

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declarations and other documents as may be prepared by the Company to effect the foregoing. If, for any reason, such work product fails to qualify as a ““work made for hire”, and in any event, Employee hereby irrevocably assigns all rights, title and interest including, without limitation, any copyright throughout the world, to all work product to the Company. In addition, Employee agrees that all other property, materials, papers, books, records, computer software and programs of the Company, as well as all reproductions thereof, relating to the business and affairs of the Company, or its customers / clients, whether or not prepared by Employee, shall be the sole and exclusive property of the Company. Employee agrees not to use any such Work Product or other property of the Company for any purpose other than to perform services for or on behalf of the Company without the prior written consent of the CEO or President of the Company. For purposes of this Agreement, the term “Work Product” shall mean all documentation, writings, correspondence, manuals, materials, creative works, methods, techniques, compositions, ideas, improvements, inventions, publications, lecture materials, customer lists and records, files, employee lists and records, marketing plans, sales records, marketing analysis, computer programs and data, system documentation, special hardware, product hardware, related software development, correspondence, letters, notes, notebooks, reports, flowcharts, proposals, business plans, marketing materials, internal memoranda, know-how and other information, (including, without limitation, any Confidential and Proprietary Information (as hereinafter defined)), which is created for or on behalf of the Company, in whole or in part, by Employee, whether or not such Work Product is capable of being copyrighted, patented, trademarked or otherwise protected under applicable law. For the purposes of this Agreement, the term documentation shall include, without limitation, all tangible media in which information, data, or designs may be fixed, now or hereafter developed, including, without limitation, writings, computer diskettes, audio tape, video tape, film, computer tape, photographic film, micro disc, and CD rom. Employee agrees that said Employee shall assist in every lawful way in protecting or enforcing the Company’s rights in and to the Work Product and/or other property of the Company, and in prosecuting and defending appeals, interferences, infringement suits and controversies relating thereto. The provisions of this Section shall survive the termination of Employee’s employment with the Company, regardless of whether the termination is with or without cause or whether by the Employee or by the Company.

3. Covenant Not to Compete. Employee recognizes and acknowledges that it is essential for the proper protection of the business of the Company that Employee be restrained from competing against the Company during the term of Employee’s employment with the Company and for a reasonable period of time following the termination of Employee’s employment with the Company. Therefore, as a material inducement to the Company to allow Employee to become and/or remain an employee of the Company, Employee agrees that, during the term of Employee’s employment with the Company, and during the two (2) year period commencing on the date of termination of Employee’s employment with the Company, regardless of whether the termination is with

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or without cause, or whether by the Company or by the Employee, Employee shall not directly or indirectly, own, manage, operate, control, be employed by, participate in, or be connected in any manner with the ownership, management, or control of any competing business. Further, Employee shall not engage, directly or indirectly, whether as principal or as agent, officer, director, employee, consultant, shareholder or otherwise, alone or in association with any other person, corporation or other entity, in any Competing Business. For purposes of this Agreement, the term “Competing Business” shall mean: (a) Any person, corporation or other entity which sells or attempts to sell and/or provides or attempts to provide any products and/or services which are the same as or similar to the products and/or services sold by the Company at any time, and from time to time during (i) the term of Employee’s employment with the Company, or (ii) the last two (2) years prior to the termination of Employee’s employment with the Company, whichever is longer; and/or (b) Any person, corporation or other entity which solicits, trades with, advises, calls upon or otherwise does, or attempts to do, directly or indirectly, business with any clients, customers or accounts of the Company, its successors, assigns or affiliates, that have done business with the Company at any time, and from time to time during (i) the term of Employee’s employment with the Company, or (ii) the last two (2) years prior to the termination of Employee’s employment with the Company, whichever is longer; and/or (c) Any person, corporation or other entity engaged in the same or similar business as the business of the Company and which, directly or indirectly, is or was in competition with the Company at any time and from time to time during (i) the term of Employee’s employment with the Company, or (ii) the last two (2) years prior to the termination of Employee’s employment with the Company, whichever is longer. The provisions of this Section shall survive the termination of Employee’s employment with the Company, regardless of whether the termination is with or without cause, or whether by the Employee or the Company. Employee acknowledges and agrees that the restrictions and limitations contained in this paragraph are reasonable as to the scope and duration and are necessary to protect the Company’s proprietary interests and to preserve the Company’s competitive advantage. In the event that any of the restrictions and limitations contained anywhere in this paragraph are deemed to exceed the time, scope and/or geographic limitations prescribed by applicable law, then such provisions of this paragraph shall be reformed to the maximum time, scope, and geographic limitations permitted by applicable law.

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4. Covenant Not to Solicit Customers / Clients. Employee recognizes and acknowledges that the Company has expended and will expend considerable and significant amounts of time and money establishing relationships and good will with existing and prospective customers / clients and developing a list of its customers / clients and prospective customers / clients, which list is not available to the general public. Employee further recognizes and acknowledges that the aforesaid list may contain other information about the customers / clients and prospective customers / clients not available to the general public and that Employee may be privileged to this list. Employee also recognizes and acknowledges that many of the Company’s competitors could not recreate this list without substantial efforts, that the Company’s business would be irreparably and greatly damaged by the use of this information other than for its benefit, and that it is essential for the proper protection of the business of the Company that Employee be restrained from soliciting the trade of or trading with the customers / clients of the Company for any business purpose whatsoever during the term of Employee’s employment with the Company and for a reasonable period following the termination of this Agreement. Therefore, as a material inducement to the Company to allow Employee to become and/or remain an employee of the Company, Employee agrees that, during the term of Employee’s employment with the Company, and during the two (2) year period commencing on the date of termination of Employee’s employment with the Company, regardless of whether the termination is with or without cause, or whether by the Company or by the Employee, Employee will not, directly or indirectly, solicit the trade of, or trade with, or do business with, or attempt to solicit the trade of, or trade with, or do business with, any of the Company’s customers / clients or prospective customers / clients except for the Company’s benefit, and except to the extent that Employee traded with or did business with any such customer / client or prospective customer / client prior to the date upon which said Employee was engaged to perform services for and on behalf of the Company. The provisions of this Section shall survive the termination of Employee’s employment with the Company regardless of whether the termination is with or without cause, or whether by the Employee or by the Company. Employee acknowledges and agrees that the restrictions and limitations contained in this paragraph are reasonable as to the scope and duration and are necessary to protect the Company’s proprietary interests and to preserve the Company’s competitive advantage. In the event that any of the restrictions and limitations contained anywhere in this paragraph are deemed to exceed the time, scope and/or geographic limitations prescribed by applicable law, then such provisions of this paragraph shall be reformed to the maximum time, scope, and geographic limitations permitted by applicable law.

5. Covenant Not to Solicit Employees, Independent Contractors and/or Vendors. Employee recognizes and acknowledges that the Company has expended and will expend considerable and significant amounts of time and money establishing relationships with and/or training its employees and/or independent contractors. Employee recognizes and acknowledges that it is essential for the proper protection of the business of the Company

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that Employee be restrained from soliciting or inducing any employee, independent contractor, and/or Vendor of the Company to leave the employ of the Company and from hiring or attempting to hire any employee, independent contractor and/or Vendor of the Company. “Vendors” shall mean any person or entity that Company has entered into a contractual relationship with to render specific services to Company and where vendor is involved in or is privy to Company’s marketing, promotional and/or education materials, or any of Company’s trade secrets, proprietary or confidential information. Therefore, as a material inducement to the Company to allow Employee to become and/or remain an employee of the Company, Employee agrees that, during the term of Employee’s employment with the Company, and during the two (2) year period commencing on the date of termination of Employee’s employment with the Company, regardless of whether the termination is with or without cause, or whether by the Employee or the Company, Employee will not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee, independent contractor or vendor of the Company to leave the Company for any reason whatsoever, or hire any employee, independent contractor or vendor of the Company. The provisions of this Section shall survive the termination of Employee’s employment with the Company, regardless of whether the termination is with or without cause, or whether by the Employee or the Company. Employee acknowledges and agrees that the restrictions and limitations contained in this paragraph are reasonable as to the scope and duration and are necessary to protect the Company’s proprietary interests and to preserve the Company’s competitive advantage. In the event that any of the restrictions and limitations contained anywhere in this paragraph are deemed to exceed the time, scope and/or geographic limitations prescribed by applicable law, then such provisions of this paragraph shall be reformed to the maximum time, scope, and geographic limitations permitted by applicable law.

6. Covenant Not to Violate Company Confidences. Employee recognizes and acknowledges that (a) during the term of Employee’s employment with the Company, it may be necessary for Employee to acquire, and during the course of Employee’s previous work for or on behalf of the Company prior to the commencement of this Agreement, Employee may have already acquired, information which could include, in whole or in part, information concerning the Company’s sales, sales volume, sales methods, sales proposals, customers / clients and prospective customers / clients (including lists thereof), identity of customers / clients and prospective customers / clients, identity of key personnel in the employ of customers, amount or kind of customer’s / client’s purchases from and/or transactions with the Company, the needs and requirements of any or all customers / clients, the terms and conditions under which the Company deals with customers / clients or prospective customers / clients, the terms and conditions under which the Company deals with suppliers or prospective suppliers, employee lists, the Company’s sources of supply, the Company’s billing rates, methods, techniques, compositions, ideas, improvements, inventions, computer programs and data, system documentation, special hardware, product hardware, related software development, correspondence, letters,

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notes, notebooks, reports, flowcharts, proposals writings, correspondence, publications, lecture materials, records, files, marketing plans, marketing analyses, marketing materials, business plans, internal memoranda, and/or any and all other confidential or proprietary information belonging to the Company or relating to the Company’s business(es) and/or affairs, (collectively referred to herein as the “Confidential and Proprietary Information”); (b) this Confidential and Proprietary Information has been compiled by the Company at great expense and over a great amount of time; (c) the Confidential and Proprietary Information is the sole and exclusive property of the Company; (d) the use, misappropriation or disclosure of the Confidential and Proprietary Information by Employee or otherwise would constitute a breach of trust and could cause irreparable injury to the Company; and (e) it is essential to the protection of the Company’s good will and to the maintenance of the Company’s competitive position that the Confidential and Proprietary Information be kept secret and that Employee not disclose the Confidential and Proprietary Information to others or use the Confidential and Proprietary Information to Employee’s own advantage or the advantage of others. Therefore, as a material inducement to the Company to allow Employee to become and/or remain an employee of the Company, and as a material inducement to the Company to disclose or allow to be known to Employee some or all of the Confidential and Proprietary Information during the term of Employee’s employment with the Company (at the Company’s sole and absolute discretion), Employee hereby agrees that, throughout the term of Employee’s employment with the Company and following the date of termination of Employee’s employment with the Company, regardless of whether the termination is with or without cause, or whether by the Employee or the Company, Employee will hold and safeguard the Confidential and Proprietary Information in trust for the Company, and not misappropriate or divulge to any person that is not affiliated with the Company, or make available to anyone for use outside the Company’s organization at any time, either during the term of Employee’s employment with the Company or subsequent to the termination of Employee’s employment with the Company, except with the express written consent of the CEO or President of the Company, any of the Company’s Confidential and Proprietary Information, whether or not developed or created by Employee. Furthermore, Employee agrees that, upon termination of Employee’s employment with the Company, regardless of whether the termination is with or without cause, or whether by the Company or by the Employee, or at any time upon request by the Company, Employee shall surrender to the Company all tangible evidence of any type, whatsoever, in any format, whatsoever, of such Confidential and Proprietary Information of which said Employee is then in possession. The provisions of this Section shall survive the termination of Employee’s employment with the Company regardless of whether such termination is with or without cause, or whether by the Company or the by Employee. Employee acknowledges and agrees that the restrictions and limitations contained in this paragraph are reasonable as to the scope and duration and are necessary to protect the Company’s proprietary interests and to preserve the Company’s competitive advantage. In the event that any of the restrictions and limitations contained anywhere in this paragraph are deemed to exceed the time, scope and/or geographic limitations prescribed by

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applicable law, then such provisions of this paragraph shall be reformed to the maximum time, scope, and geographic limitations permitted by applicable law.

7. Enforcement. Employee recognizes that the Company would be irreparably injured by the breach of any provision of Sections 3, 4, 5, and/or 6, and that money damages alone may not be an appropriate measure of the harm to the Company from such a breach. Therefore, employee agrees that equitable relief, including specific performance of these provisions by injunction, would be an appropriate remedy for the breach of these provisions, and the Company may enforce the provisions of these Sections by either suit for damages or injunction, or both, without the need to post bond. These enforcement rights shall be cumulative with and not successive or exclusive of any other legal remedies which may be available to the Company in law or in equity including, without limitation, the rights and remedies available to the Company under any applicable trade secrets act.

8. Survival. The provisions of Sections 3, 4, 5 and 6 shall expressly survive the termination of Employee’s employment with the Company, regardless of whether such termination is with or without cause or whether by the Company or the Employee, even if Employee has separate claims against the Company.

9. Notice of Existence of Agreement. Employee acknowledges and agrees that the Company shall have the right to notify any of Employee’s actual or prospective employers of the existence of Sections 3, 4, 5 and 6 of this Agreement.

10. Employment Manual. Employee agrees that where any portion of this Agreement conflicts with the Company’s then existing employment manual, this Agreement shall control.

11. Indemnification. Employee shall indemnify and save the Company harmless from and against any and all claims, demands, and actions arising out of Employee’s breach of this Agreement, and Employee shall reimburse the Company for any and all costs, damages and expenses, including, without limitation, all reasonable attorney’s fees and costs, which the Company pays or becomes obligated to pay by reason of such activities or breach. The provisions of this Section shall expressly survive the termination of Employee’s employment with the Company regardless of whether the termination is with or without cause, or whether by the Company or the Employee.

12. Notices. Any notice required or permitted to be made under this Agreement shall be in writing and shall be effective when actually delivered in person or three days after being deposited in the U.S. mail, registered or certified, postage prepaid and addressed to the party at the address set forth herein or at such other address as either party may designate by written notice to the other:

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To Employee:	To the Company:

13. Waiver. Failure of the Company to require performance of any provision of this Agreement shall not limit the Company’s right to enforce the provision, nor shall the Company’s waiver of any breach of any provision be a waiver by the Company of any succeeding breach of any provision or a waiver of the provision itself or any other provision.

14. Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, notwithstanding any laws of said State or any other jurisdiction relating to conflicts of laws.

15. Jurisdiction / Venue / No Jury Trial. This Agreement shall be deemed to have been made in the State of Florida. This Agreement shall be governed by the laws of the State of Florida, and all actions brought hereunder whether at law or in equity shall be brought in the state or federal courts serving Lee, Palm Beach or Broward Counties in the State of Florida. Venue shall be proper in any one of these three counties and selection of the county shall be at the sole discretion of the Company. In any lawsuit brought by or against Employee in connection with this Agreement, Employee waives the right to a jury trial.

16. Attorney Fees. In the event any litigation, suit, action, arbitration or other similar proceeding is brought by any party under this Agreement to enforce any of its terms, or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorneys’ fees to be fixed by the trial court, appellate court and/or arbitrator.

17. Negotiations. The company and the Employee acknowledge and agree that the terms of this Agreement were reached based upon mutual negotiations between the parties hereto. Therefore, any perceived ambiguities in the terms or conditions of this Agreement shall not be construed against the Company as the drafter of this Agreement.

18. Titles and Captions. All Section and Paragraph titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor affect the interpretation of this Agreement.

19. Pronouns and Plurals. All pronouns and any variations thereof shall be

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deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require.

20. Entire Agreement. This Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement.

21. Agreement Binding. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and assigns of the parties hereto.

22. Counterparts. This Agreement shall not be executed in counterparts. For this Agreement to take effect, each of the parties must execute the original Agreement.

23. Savings Clause. Each provision of this Agreement is intended to be severable. If any provision of this Agreement, or the application of such provision to any person, entity or circumstance, shall be held invalid, illegal, or unenforceable in any respect, the remainder of this Agreement, or the application of such provision to persons, entities or circumstances other than those as to which it is held invalid, shall not be affected thereby and the Agreement shall be construed as if the illegal, invalid or unenforceable provision were never a part hereof.

24. Amendment. This Agreement may only be modified and/or amended by a written instrument executed by all parties hereto.

25. No Release. Employee agrees that the termination of Employee’s employment by the Company for any reason whatsoever, whether with or without cause, or whether by the Company or by the Employee, shall not release Employee from any of Employee’s obligations contained herein.

26. Reapplication. If the employment relationship between the Company and Employee is terminated for any reason whatsoever, whether with or without cause, whether by the Employee or by the Company, and if Employee is later re-employed by the Company, this Agreement will be applicable to such re-employment as if there had been no interruption of the employment relationship, without the necessity for the execution of a new Agreement between the parties.

27. Employment At Will. Except for an employee who is a party to a formal, executed Employment Agreement with the Company, Employee acknowledges and agrees that Employee is and will remain an employee at will, free to resign and subject to termination for any reason whatsoever, notwithstanding anything contained in this Agreement. If Employee is a party to an Employment Agreement with the Company, then

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the terms of the Employment Agreement shall remain in full force and effect and shall be read and interpreted in conjunction with this Agreement. If the Employment Agreement and this Agreement conflict, then this Agreement shall control.

28. Independent Legal Counsel. Each party hereby acknowledges that said party has had ample opportunity to seek independent legal counsel, and has been represented by, or has otherwise waived its right to be represented by, such independent legal counsel, with respect to the negotiation and execution of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be executed the day and year first above written.

EMPLOYEE:

Print Name:

State of Florida

County of Lee

Subscribed and sworn to before me this              day of                     , 20    ,                                 , as employee of Whitney Education Group, Inc., who is [        ] personally known to me or [        ] has provided the following identification:                                                      .

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COMPANY:

By:
Title:

State of Florida

County of Lee

Subscribed and sworn to before me this      day of                         , 20    ,                                     , as employee of Whitney Education Group, Inc., who is [        ] personally known to me or [        ] has provided the following identification:                                                  .

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